Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of ChromaDex Corporation and Subsidiaries on Form S-8 [File No. 333-196434, File No. 333-168029, File No. 333-154402, and File No. 333-154403] of our report dated March 19, 2015, with respect to our audits of the consolidated financial statements of ChromaDex Corporation and Subsidiaries as of January 3, 2015 and December 28, 2013 and for the years ended January 3, 2015 and December 28, 2013 and our report dated March 19, 2015 with respect to our audit of the effectiveness of internal control over financial reporting of ChromaDex Corporation and Subsidiaries as of January 3, 2015, which reports are included in this Annual Report on Form 10-K of ChromaDex Corporation and Subsidiaries for the year ended January 3, 2015.

/s/ Marcum llp

Marcum llp
New York, NY
March 19, 2015